Exhibit 10.2
MODIFICATION No. 1
to
EMPLOYMENT AGREEMENT ENTERED July 29, 2020
This Modification, dated as of February 21, 2023, and effective as of March 1, 2023, is made by and among Amneal Pharmaceuticals, Inc. (the “Company”) and Nikita Shah (the “Executive” and, collectively with Amneal, the “Parties”).
WHEREAS, the Company and the Executive executed that certain Employment Agreement dated July 29, 2020, a complete copy of which is attached as Exhibit A (hereinafter referred to as the “Employment Agreement”); and
WHEREAS, the Company and the Executive have agreed, pursuant to the terms of Section 8.5 of the Employment Agreement, to modify the Employment Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the Parties agree as follows.
1.Section 1.1 of the Employment Agreement is hereby modified to read as follows:
“1.1     Term of Employment. Subject to Section 8.2 below, the Executive’s initial term of employment under this Agreement commenced on the Effective Date of the Employment Agreement and shall continue until March 31, 2025 (the “Term”), unless further extended or earlier terminated as provided in the Employment Agreement. The Employment Agreement will automatically be renewed for single one-year periods unless written notice of non-renewal (a “Non-Renewal Notice”) is provided by any party at least 90 days prior to the end of the Term or the successive one-year period then in effect or unless earlier terminated as provided in the Employment Agreement. Neither non-renewal of the Employment Agreement for additional periods after the third anniversary of the Effective Date, nor expiration of the Employment Agreement as a result of such non-renewal, shall, by itself, result in termination of the Executive’s employment.”
2.Section 1.2.1 of the Employment Agreement is hereby modified to read as follows:
“1.2.1    Subject to the terms set forth herein, as of the Effective Date of Modification No. 1, the Executive shall serve as the Executive Vice President (“EVP”) and Chief Human Resources Officer (“CHRO”) and shall perform such duties as are customarily associated with such position and such other reasonable duties consistent with such position as may from time to time be assigned to Executive by the Company. During the Term, the Executive shall report to the Co-Chief Executive Officer and President of the Company.”
3.Section 4.1.3(ii) of the Employment Agreement is hereby modified to read as follows:
“(ii)    a material diminution of the titles, positions, reporting line, authorities, duties, or responsibilities of the Executive set forth in Section 1.2 above (other than temporarily while the Executive is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith), or the assignment to the Executive of titles, authorities, duties, or responsibilities that are inconsistent with Executive’s position of EVP and CHRO of the Company.”

Except as specifically provided for in this Modification No. 1, no other modifications, amendments, revisions or changes are made to the Employment Agreement. All other terms and conditions of the Employment Agreement remain in full force and effect. In the event of a conflict between the Employment Agreement and this Modification No. 1, the terms of this Modification No. 1 shall control. This Modification No. 1 may be executed in counterparts. This Modification No. 1 shall be construed and enforced in accordance with the laws of the State of New Jersey.
IN WITNESS WHEREOF, the undersigned have executed this Modification No. 1 as of the date first above written.

Amneal Pharmaceuticals, Inc.

By: /s/ Chirag Patel
Name:     Chirag Patel
Title:     President & Co-CEO

/s/ Nikita Shah
Nikita Shah
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